Exhibit 5.8

CONSENT OF EXPERT

In connection with the Registration Statement on Form F-10, including any amendments thereto (the “Registration Statement”), of Yamana Gold Inc. (“Yamana”), I, Normand Lecuyer, P.Eng., hereby consent to the use of my name in connection with the reference to the report entitled “Technical Report on the El Peñón Mine, Antofagasta Region (II), Chile” dated March 2, 2018 (the “Report”) and to the inclusion or incorporation by reference of references to and summaries of the Report in the Registration Statement.

By:	/s/ Normand Lecuyer
Name:	Normand Lecuyer, P.Eng.

Dated: April 17, 2020